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                                                                  EXHIBIT (3)(a)


                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                              WACHOVIA CORPORATION

         1. The name of the corporation is WACHOVIA CORPORATION.

         2. The period of duration of the corporation shall be perpetual.

         3. The purposes for which the corporation is organized are: To act as a holding company of one or more banks and other corporations and to exercise all the rights, powers, and privileges incident to the ownership and control of such bank or banks and other corporations, including furnishing services to and for such bank or banks and other corporations.

         4. The aggregate number of shares which the corporation shall have authority to issue is Three Billion Five Hundred Fifty Million (3,550,000,000) shares, divided into four (4) classes. The designation of each class, the number of authorized shares of each class, and the par value of each class, is as follows:

                                                                    Par Value
         Class                                     No. of Shares    Per Share
         -----                                     -------------    ---------

         Common Stock                              3,000,000,000    $3.33  1/3
         Preferred Stock                              10,000,000    No-par
         Class A Preferred Stock                      40,000,000    No-par
         Dividend Equalization Preferred Shares      500,000,000    No-par

         Except as otherwise set forth in these Articles of Incorporation, the preferences, privileges, limitations and relative rights applicable to the shares of each class of the capital stock hereinabove authorized shall be fixed and determined by the Board of Directors of the corporation, and when so fixed and determined a statement of such preferences, privileges, limitations, and relative rights and entitled "Statement of Classification of Shares" or "Articles of Amendment" shall be executed by the corporation and filed with the Secretary of State of the State of North Carolina as provided by law.

         (A) The Preferred Stock hereinabove authorized may be issued from time to time in one or more series, as determined by the Board of Directors. All shares of each particular series of Preferred Stock shall be alike (except as to the date from which dividends shall commence to accrue) and all shares of Preferred Stock shall be of equal rank and shall have the same powers, preferences, and rights, and shall be subject to the same qualifications, limitations and restrictions, without distinction between the shares of different series thereof, except only in regard to the following particulars, which may vary in a different series:


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                  (a) The annual rate or rates of dividends payable on shares of such series and the dates from which such dividends shall commence to accrue;

                  (b) The amount or amounts payable upon redemption thereof and the manner in which the same may be redeemed, if redeemable;

                  (c) The amount or amounts payable to holders thereof upon any voluntary or involuntary liquidation, dissolution, or winding-up of the business of the corporation;

                  (d) The terms and rates of conversion or exchange thereof, if convertible or exchangeable; and

                  (e) The provisions as to voting rights, if any.

Provided that the shares of any series of Preferred Stock having voting rights may not have more than one (1) vote per share, and if the stated dividends and amounts payable on liquidation are not paid in full, the shares of all series of the Preferred Stock shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets, other than by way of dividends, in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.

         The designation of each series of Preferred Stock, and its term in respect of the particulars set forth under subparagraphs (a), (b), (c), (d) and
(e) hereof, shall be fixed and determined by the Board of Directors and stated in the resolution or instrument providing for the issue of such stock adopted by the Board of Directors pursuant to the authority hereby conferred, before any shares of such series are issued, and shall be set forth in full or summarized on the share certificates for such series.

         (B) The Class A Preferred Stock (including any shares of Class A Preferred Stock restored to the status of authorized but unissued Class A Preferred Stock undesignated as to series pursuant to this article 4(B)) may be divided into one or more series and issued from time to time with such preferences, privileges, limitations, and relative rights as shall be fixed and determined by the Board of Directors of the corporation. Without limiting the generality of the foregoing, the Board of Directors is also expressly authorized to the fullest extent permitted from time to time by law to fix:

         (i) the distinctive serial designations and the division of shares of Class A Preferred Stock into one or more series and the number of shares of a particular series, which may be increased or decreased (but not below the number of shares thereof then outstanding);

         (ii) the rate or amount (or the method of determining the rate or amount) and times at which, the form in which, and the preferences and conditions under which, dividends shall be payable on shares of a particular series, the status of such dividends as cumulative, partially cumulative, or noncumulative, the date or dates from which dividends, if cumulative, shall accumulate, and the status of such series as participating or nonparticipating with shares of other classes or series;

         (iii) the price or prices at which, the consideration for which, the period or periods within which and the terms and conditions, if any, upon which the shares of a particular series may be redeemed, in whole or in part, at the option of the corporation or otherwise;

         (iv) the amount or amounts and rights and preferences, if any, to which the holders of shares of a particular series are entitled or shall have upon any involuntary or voluntary liquidation, dissolution or winding-up of the corporation;

         (v) the rights and preferences over or otherwise in relation to any other class (other than over the Preferred Stock or any series thereof as hereinafter provided) or series (including other series of Class A Preferred Stock), as to the right to receive dividends and/or the right to receive payments out of the net assets of the corporation upon any involuntary or voluntary liquidation, dissolution or winding-up of the corporation;


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         (vi) the right, if any, of the holders of a particular series, the corporation or another person to convert or cause conversion of shares of such series into shares of other classes or series or into other securities, cash, indebtedness or other property, or to exchange or cause exchange of such shares for shares of other classes or series or other securities, cash, indebtedness or other property, and the terms and conditions, if any, including the price or prices or the rate or rates of conversion and exchange, and the terms and conditions of adjustments, if any, at which such conversion or exchange may be made or caused;

         (vii) the obligation, if any, of the corporation to redeem, purchase or otherwise acquire, in whole or in part, shares of a particular series for a sinking fund or otherwise, the terms and conditions thereof, if any, including the price or prices and the nature of the consideration payable for such shares so redeemed, purchased or otherwise acquired;

         (viii) the voting rights, if any, including special, conditional or limited voting rights, of the shares of a particular series in addition to those required by law, including the number of votes per share and any requirement for the approval by the holders of shares of all series of Class A Preferred Stock, or of the shares of one or more series thereof, or of both, in an amount greater than a majority up to such amount as is in accordance with applicable law or these Articles of Incorporation, as a condition to specified corporate action or amendments to the Articles of Corporation; and

         (ix) any other preferences, limitations and relative rights which may be so determined by resolution or resolutions of the Board of Directors.

         Shares of Class A Preferred Stock shall rank prior or superior to the Common Stock, and, as may be determined by resolution or resolutions of the Board of Directors when creating any series of Class A Preferred Stock, on a parity with or junior to (but not prior or superior to) the Preferred Stock or any series thereof, in respect of the right to receive dividends and/or the right to receive payments out of the net assets of the corporation upon any involuntary or voluntary liquidation, dissolution or winding-up of the corporation. No shares of Class A Preferred Stock shall be given the right to vote with the shares of the Corporation's Series 1990 Preferred Stock for purposes of electing two directors in the event of dividend arrearages. All shares of Class A Preferred Stock redeemed, purchased or otherwise acquired by the corporation (including shares surrendered for conversion or exchange) shall be cancelled and thereupon restored to the status of authorized but unissued shares of Class A Preferred Stock undesignated as to series.

         (C) The Common Stock shall be entitled to vote as provided by law, and the holders of Common Stock shall be entitled to receive, after payment to the holders of all shares of Preferred Stock and Class A Preferred Stock of the full preferential amounts to which such holders are respectively entitled, the net assets of the corporation upon any involuntary or voluntary liquidation, dissolution or winding-up of the corporation.

         (D) The Corporation is hereby expressly authorized and empowered, to the fullest extent permitted from time to time by law, from time to time, by resolution or resolutions of its Board of Directors, to create and issue, in one or more series, warrants entitling the holders thereof to purchase or acquire from the Corporation shares of its Common Stock, Preferred Stock or Class A Preferred Stock, such warrants to be evidenced by instruments as shall be approved by the Board of Directors. The terms upon which, the time or times, which may be limited or unlimited in duration, at or within which, and the price or prices at which any shares may be purchased through the exercise of said warrants shall be such as shall be fixed in a resolution or resolutions adopted by the Board of Directors providing for the creation and issue of said warrants and as shall be permitted from time to time by law. The Board of Directors is hereby authorized and empowered to authorize the creation and issue of said warrants from time to time, for such consideration as the Board of Directors may determine. Except as otherwise provided by law, the Board of Directors shall have full power and discretion to prescribe and regulate from time to time the procedure to be followed in, and all other matters concerning, the creation, issue, and exercise of any warrant, and the setting aside of shares or other securities for the purpose thereof, and the issuance of such Common Stock, Preferred Stock or Class A Preferred Stock, upon the exercise of the same. The Board of Directors is further authorized to issue warrants in conjunction with any Common Stock, Preferred Stock, Class A Preferred Stock, or debt obligations and to set the rights and terms of the same except as limited by the terms of these Articles of Incorporation or any other applicable law.

         (E) Dividend Equalization Preferred Shares

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                  1. Designation.

                           (a) There is established a class of shares designated
as Dividend Equalization Preferred Shares ("DEPs"), which is issuable solely as consideration to former holders of common stock of Wachovia Corporation in the merger of Wachovia Corporation with and into the Corporation.

                           (b) DEPs redeemed, purchased or otherwise acquired by
the Corporation or any of its subsidiaries (other than in a bona fide fiduciary capacity) shall be cancelled and may not be reissued. DEPs may be issued in fractional shares which are whole number multiples of one one-thousandth of a share, which fractional shares shall entitle the holder, in proportion to such holder's fractional share, to all rights of a holder of a whole share of DEPs.

                           (c) DEPs shall (1) with respect to distributions upon
the liquidation, winding-up and dissolution of the Corporation, rank (x) senior to the Common Stock for the Liquidation Preference stated and defined in Section 4(a) below and (y) junior to each class or series of preferred stock (including the Preferred Stock and the Class A Preferred Stock) established by the Board of Directors after September 1, 2001, and (2) with respect to dividend distributions, rank (x) pari passu with the Common Stock and (y) junior to each class or series of preferred stock (including the Preferred Stock and the Class A Preferred Stock) established by the Board of Directors after September 1, 2001.

                  2. Dividends.

                           (a)(1) Subject to Section 2(c), the holders of full
or fractional DEPs shall be entitled to receive cash dividends, when declared by the Board of Directors of the Corporation, but only out of funds legally available therefore, on the date in each fiscal quarter that regular quarterly dividends are payable on or in respect of the Common Stock, in an amount per whole share of DEPs equal to the amount determined under Section 2(b) below.

                              (2) Each such dividend shall be paid to the
holders of record of DEPs on the date fixed as the record date by the Board of Directors for the payment of such dividend or distribution on the Common Stock. If no dividend is declared with respect to the Common Stock by the fifth day prior to the last day of the second month of any particular fiscal quarter, a dividend calculated in accordance with this Section 2 (and assuming solely for this purpose that no dividend will be paid on the Common Stock for such fiscal quarter) shall be paid to each holder of record of DEPs as of the 15th day of the third month of such fiscal quarter, payable on the last day (or the next succeeding business day) of the third month of such fiscal quarter, and, if thereafter a dividend is declared with respect to the Common Stock during such fiscal quarter, no additional dividend on the DEPs shall be paid on the date of payment of such dividend on the Common Stock.

                              (3) Dividends on each full and each fractional
share of DEPs shall be cumulative from the date such full or fractional share is originally issued.

                           (b) If the amount payable in cash as a dividend per
share of Common Stock in a particular fiscal quarter is less than the Equalization Payment (as defined below), including if the amount of cash payable per share of Common Stock is zero or no dividend was declared with respect to the Common Stock, then the dividend payable on each full share of DEPs for such fiscal quarter shall be equal to the difference (if more than zero) of $0.30 (the "Equalization Payment") minus (1) the amount payable in cash of the dividend actually declared per share of Common Stock for that fiscal quarter or
(2) zero if no dividend is declared with respect to the Common Stock by the date specified in the second sentence of Section 2(a)(2). No amount of dividend will be paid with respect to any share of DEPs in any particular fiscal quarter if the regular quarterly dividend declared by the Corporation per share of Common Stock for such fiscal quarter is greater than or equal to the Equalization Payment. Subject to Section 2(a)(2), no dividend will be paid on the DEPs other than in connection with regular quarterly dividends declared on the Common Stock.

                           (c) The dividend rights of DEPs shall (1) commence on
the first regular quarterly dividend record date to occur after the effective time of the merger of Wachovia Corporation into the Corporation and (2) expire immediately after the date (the "Dividend Expiration Date") upon which a regular quarterly dividend on the Common Stock was paid, if (x) the aggregate amount of dividends paid on the Common Stock for the three fiscal quarters immediately preceding such date, taken together with the regular quarterly dividend paid on the Common Stock on the day immediately prior to the Dividend Expiration Date, is equal to or greater than $1.20 and (y) all cumulative dividends on the DEPs have been paid in full. After the Dividend Expiration Date, holders of full or fractional DEPs will not be entitled to any dividends on the DEPs, regardless of whether any DEPs remain outstanding.

                           (d) Holders of DEPs shall not be entitled to any
dividends, whether payable in cash, property or stock, in excess of full cumulative dividends as herein provided on DEPs.

                           (e) If the Corporation shall at any time after the
close of business on September 1, 2001, (A) declare or pay a dividend on any Common Stock payable in Common Stock, (B) subdivide any Common Stock, (C) combine any Common Stock into a smaller number of shares or (D) distribute to its holders of Common Stock rights or warrants to acquire Common Stock, then and in each such case, references to "Common Stock" in these designations of the DEPs shall be references to the aggregate number (as a "package") of shares of Common Stock that a holder of one share of Common Stock immediately prior to such event would hold thereafter as a result thereof.

                           (f) If the Corporation shall at any time after the
close of business on September 1, 2001, and before the Dividend Expiration Date, begin paying dividends on the Common Stock other than quarterly (e.g., semi-annually or annually), the Equalization Payment shall be multiplied by a fraction the numerator of which is 4 and the denominator of which is the number of regular dividend periods in a year as adjusted and other appropriate adjustments will be made by the Corporation to these designations of the DEPs as may be necessary such that the aggregate amount of dividends payable on the DEPs annually in accordance with the Equalization Payment set forth in this Section 2 will be the same as before such adjustment in the aggregate on an annualized basis.

                  3. Merger, Consolidation, Reclassification. Prior to the Dividend Expiration Date, the Corporation shall not enter into any agreement with respect to, or consummate or permit to occur, any merger, consolidation, reclassification or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or other property unless proper provisions are made such that the DEPs (or such other securities for which DEPs may be exchanged) have designated rights and privileges substantially identical to the DEPs (so that the rights are not materially and adversely changed from the rights herein provided), including that provisions are made to preserve the appropriate and proportionate rights and benefits of the Equalization Payment as were intended to be conferred on former shareholders of Wachovia Corporation upon creation of the DEPs.

                  4. Liquidation.

                           (a) In the event of any liquidation, dissolution or
winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of full and fractional DEPs shall be entitled, before any distribution or payment is made on any date to the holders of the Common Stock or any other stock of the Corporation ranking junior to the DEPs upon liquidation, to be paid in full an amount per whole share of DEPs equal to $0.01 (the "Liquidation Preference"), together with accrued dividends to such distribution or payment date, whether or not earned or declared. If such payment shall have been made in full to all holders of DEPs, the holders of DEPs as such shall have no right or claim to any of the remaining assets of the Corporation.

                           (b) In the event the assets of the Corporation
available for distribution to the holders of DEPs upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to Section 4(a), no such distribution shall be made on account of any shares of any other class or series of Preferred Stock or Class A Preferred Stock ranking on a parity with the DEPs upon such liquidation, dissolution or winding up unless proportionate distributive amounts shall be paid on account of the DEPs, ratably in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such liquidation, dissolution or winding up.

                           (c) Upon the liquidation, dissolution or winding up
of the Corporation, the holders of DEPs then outstanding shall be entitled to be paid out of assets of the Corporation available for distribution to its shareholders all amounts to which such holders are entitled pursuant to the first paragraph of this Section 4 before any payment shall be made to the holders of Common Stock or any other stock of the Corporation ranking junior upon liquidation to the DEPs.

                           (d) For the purposes of this Section 4, the
consolidation or merger of, or binding statutory share exchange by, the Corporation with any other corporation shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

                  5. Redemption, Conversion, Exchange.

                           (a) The DEPs shall not be convertible or
exchangeable. Other than as described in the next sentence, the DEPs shall not be redeemable. The DEPs shall be redeemable by the Corporation, at the Corporation's option and in its sole discretion, for an amount in cash equal to the Liquidation Preference per share of DEPs, after December 31, 2021.

                           (b) In case of redemption of less than all of the
DEPs at the time outstanding, the shares to be redeemed shall be selected pro rata or by lot as determined by the Corporation in its sole discretion, provided that the Corporation may redeem all shares held by holders of fewer than 100 DEPs (or by holders that would hold fewer than 100 DEPs following such redemption) prior to its redemption of other DEPs.

                           (c) Notice of any redemption shall be sent by or on
behalf of the Corporation no less than 30 nor more than 60 days prior to the date specified for redemption in such notice (the "Redemption Date"), by first class mail, postage prepaid, to all holders of record of the DEPs at their last addresses as they appear on the books of the Corporation; provided, however, that no failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any DEPs except as to the holder to whom the Corporation has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by applicable law or regulation or the rules of any exchange upon which the DEPs may be listed or admitted to trading, such notice shall state (1) that such redemption is being made pursuant to the redemption provisions of this Section 5, (2) the Redemption Date, (3) the redemption price,
(4) the total number of DEPs to be redeemed and, if less than all shares held by such holder are to be redeemed, the number of such shares to be redeemed, and
(5) the place or places where certificates for such shares are to be surrendered for payment of the redemption price, including any procedures applicable to redemption to be accomplished through book-entry transfers. Upon the mailing of any such notice of redemption, the Corporation shall become obligated to redeem, on the Redemption Date, all shares called for redemption.

                  6. Voting Rights. Except as otherwise required by applicable law or regulation or the rules of a securities exchange upon which the DEPs may be listed or quoted, holders of the DEPs shall have no voting rights.


         5. The stated capital of the corporation is $3,293,830,000.00 (as of June 30, 1998).

         6. The following provisions in Article 6 of these Amended and Restated Articles of Incorporation will be effective until immediately after the close of the annual meeting of shareholders of the Corporation held in 2004 (the "Lapse Date").

                  (A) Qualifications for Directors. Subject to the provisions of this Article 6 and subject to the terms of any class or series of stock having a preference over the common stock as to dividends or upon liquidation providing for special circumstances under which holders thereof may elect directors, until the Lapse Date, (1) in order to qualify for election as a director of the Corporation at an annual or special meeting of stockholders or by written consent of stockholders, an individual must be nominated either by (a) a stockholder entitled to vote in the election of directors who has complied with all requirements for such nomination that may be provided for in these Amended and Restated Articles of Incorporation and the Corporation's By-laws or (b) the applicable Nominating Committee (as defined below) provided for in this Section A of this Article 6 and (2) in order to qualify for election as a director of the Corporation by the board of directors to fill a vacancy or newly created directorship, an individual must be nominated to the board of directors by the applicable Nominating Committee (as defined below) provided for in this Section A of this Article 6. The qualification procedures for clauses (1)(b) and (2) of the previous sentence are known herein as the "Nomination Procedures".

                           1.          (a) If the Board of Directors decides to
increase at any time the number of members of the Board of Directors, the Board of Directors shall designate such new directorships in such a way as to cause the ratio of the number of Former First Union Directorships (as defined below) to the number of Former Wachovia Directorships (as defined below) (the "Ratio") to equal one.

                                       (b) If the Board of Directors decides to
decrease the number of members of the Board of Directors, the Board of Directors shall designate those directorships that are up for election at the annual shareholders' meeting in such a way as to cause the Ratio to equal one.

                                       (c) If the Board of Directors decides to
decrease, during any period between consecutive annual shareholders meetings, the number of members of the Board of Directors, the Board of Directors shall cause the Ratio to equal one.

                           2. The board of directors may decide by the vote of a
Special Majority (as defined below), on the recommendation of both a First Union Nominating Committee (as defined below) and a Wachovia Nominating Committee (as defined below), (A) not to designate any one or more directorships in the manner described in the previous paragraph (1), or (B) to determine that the Nominating Committee Procedures shall not apply to any one or more directorships.

                           3. At September 1, 2001, any director who was
formerly a director of First Union Corporation shall be a "Former First Union Director" and any director who was formerly a director of Wachovia Corporation shall be a "Former Wachovia Director". Any person filling (by election or appointment) a Former First Union Directorship and nominated under the Nomination Procedures shall be considered a "Former First Union Director"; any person filling (by election or appointment) a Former Wachovia Directorship and qualified by the Nomination Procedures shall be considered a "Former Wachovia Director". Any person who is a Former First Union Director or Former Wachovia Director under this paragraph (3) shall also be a "Continuing Director".

                           4. For any directorship occupied by, vacated by, to
be occupied by, or designated for a Former First Union Director (a "Former First Union Directorship"), the Nominating Committee will consist of two Former First Union Directors (a "First Union Nominating Committee"); for any directorship occupied by, vacated by, to be occupied by, or designated for a Former Wachovia Director (a "Former Wachovia Directorship"), the Nominating Committee will consist of two Former Wachovia Directors (a "Wachovia Nominating Committee"). Subject to the powers of the stockholders of the Corporation pursuant to these Articles, the By-Laws and under North Carolina law, the First Union Nominating Committee will have sole and exclusive power to nominate persons to fill the Former First Union Directorships and the Wachovia Nominating Committee will have the sole and exclusive power to nominate persons to fill the Former Wachovia Directorships. Either a First Union Nominating Committee or a Wachovia Nominating Committee may be referred to herein by the general term "Nominating Committee".

                           5. The members of the First Union Nominating
Committee will be Former First Union Directors designated from time to time by Mr. G. Kennedy Thompson; the members of the Wachovia Nominating Committee will be Former Wachovia Directors designated from time to time by Mr. L. M. Baker, Jr.; provided, that, should Mr. Baker or Mr. Thompson be otherwise unable to recommend for appointment such members of a Nominating Committee, the members of the First Union Nominating Committee will be Former First Union Directors appointed by the most senior Former First Union Director then serving on the Board of Directors and the Former Wachovia Directors will be Former Wachovia Directors appointed by the most senior Former Wachovia Director then serving on the Board of Directors.

                 (B) Certain Officers and Actions by Special Majority.

                           1. Unless he earlier resigns or retires and as long
as he remains a director, and, subject to this Article 6, Mr. Baker (or his successor) will be Chairman of the Board of the Corporation until the Lapse Date and, unless he earlier resigns or retires, Mr. Thompson (or his successor) will be President and Chief Executive Officer of the Corporation. Unless he earlier resigns or retires and as long as he remains a director, at the time (not later than the Lapse Date) that Mr. Baker ceases to serve as the Chairman of the Board of the Corporation, Mr. Thompson (or his successor) will succeed Mr. Baker in that position, unless the Board of Directors, by vote of a Special Majority, decides otherwise. Should either person referred to in this Section (B)(1) cease to be a director, such director position will be filled in accordance with the Nomination Procedures and, only after filling such position, shall the vacant position of Chairman or Chief Executive Officer and President (as applicable) be decided. Until the Lapse Date, all decisions by the Board regarding filling the positions of Chairman or Chief Executive Officer and President (except Mr. Thompson's succession as described in the second sentence of this Section (B)(1)) will be made by vote of a Special Majority.

                           2. In addition, until the Lapse Date, the following
actions will require the vote of a Special Majority:

                              (a) the removal of Mr. Baker as the Chairman of
the Board or of Mr. Thompson as the Chairman, the Chief Executive Officer or the President;

                              (b) any action to make a modification or amendment
to the employment agreements of Mr. Baker as the Chairman of the Board or of Mr. Thompson as the Chairman, the Chief Executive Officer or President; or

                              (c) any recommendation to shareholders to make an
amendment to or modification or repeal of, or any recommendation to adopt any provision (whether contained in this Charter, the By-Laws or otherwise) inconsistent with, any provision of this Article 6.

                           3. "Special Majority" means a number of directors
equal to at least (A) three-quarters of the entire membership of the Corporation's board of directors and (B) a majority of both the Former First Union Directors and Former Wachovia Directors then serving.

         7. The number of directors shall be determined from time to time by the affirmative vote of a majority of the directors then in office, but the number of directors shall not be less than nine or more than 30, provided that no decrease in the number of directors shall shorten the term of any director then in office.

         The board of directors shall be divided into three classes, as determined by the affirmative vote of a majority of the directors then in office, each class to be as nearly equal in number as possible to each other class. At the annual meeting of shareholders in 1989, one class of directors shall be elected to hold office initially for a term expiring at the 1990 annual meeting of shareholders, a second class of directors shall be elected to hold office initially for a term expiring at the 1991 annual meeting of shareholders, and a third class of directors shall be elected to hold office initially for a term expiring at the 1992 annual meeting of shareholders, in each case to hold office until their successors have been duly elected and qualified. At each annual meeting of shareholders, the successors to the class of directors whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election and until their successors have been duly elected and qualified.

         Vacancies in the board of directors that occur between annual meetings of shareholders at which directors are elected, including vacancies resulting from an enlargement of the board within the authorized number of nine to 30 directors, shall be filled by the affirmative vote of a majority of the remaining directors even though less than a quorum or by a sole remaining director, except that any vacancies resulting from removal from office by a vote of shareholders may be filled by a vote of shareholders at the same meeting at which such removal occurs. The directors elected to fill such vacancies shall hold office for a term expiring at the next annual meeting of shareholders at which the term of the class of directors to which they have been elected expires and until their successors have been duly elected and qualified.

         Any director or directors may be removed from office only for cause and only by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the corporation entitled to vote in the election of directors, voting together as a single class.

         The foregoing provisions of this Article 7 shall not apply to any director who may be elected under specified circumstances by holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation.

         Special meetings of shareholders, other than special meetings called under specified circumstances for holders of any class or series of stock of the corporation having a preference over the common stock as to dividends or upon liquidation, may be called only by the Board of Directors, the Chairman of the Board, or the President of the corporation.

         Notwithstanding any other provisions of this Charter or the By-laws of the corporation (and as permitted under North Carolina law to require higher voting percentages than otherwise prescribed by law), the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock of the corporation entitled to vote in the election of directors, voting together as a single class, shall be required to amend or repeal, or to adopt any provision (in this Charter, the By-laws of the corporation or otherwise) or take any action inconsistent with or (as to any matter covered by this Article 7) in a manner other than as prescribed by, this Article 7.

         8. The names and addresses of all of the incorporators are:

                  Names                               Addresses
                  -----                               ---------

         Charles C. Cameron                    301 South Tryon Street
                                               Charlotte, North Carolina

         C. C. Hope                            301 South Tryon Street
                                               Charlotte, North Carolina

         W. J. Smith                           301 South Tryon Street
                                               Charlotte, North Carolina

         9. In addition to the general powers granted corporation under the laws of the State of North Carolina, the corporation shall have full power and authority to do the following:

                  (a) To acquire, by purchase or otherwise, the good will, business, property rights, franchises and assets of every kind, with or without undertaking, either wholly or in part, the liabilities of any person, firm, association or corporation; and to acquire any property or business as a going concern or otherwise (i) by purchase of the assets thereof wholly or in part, (ii) by acquisition of the shares or any part thereof, or (iii) in any other manner, and to pay for the same in cash or in shares or bonds or other evidences of indebtedness of this corporation, or otherwise; to hold, maintain and operate, or in any manner dispose or, the whole or any part of the good will, business, rights and property so acquired, and to conduct in any lawful manner the whole or any part of any business so acquired; and to exercise all the powers necessary or convenient in and about the management of such business.

                  (b) To subscribe or cause to be subscribed for, and to take, purchase and otherwise acquire, own, hold, use, sell, assign, transfer, exchange, distribute and otherwise dispose of, the whole or any part of the shares of the capital stock, bonds, coupons, mortgages, deeds of trust, debentures, securities, obligations, evidences of indebtedness, notes, good will, rights, assets and property of any and every kind, or any part thereof, of any other corporation or corporations, association or associations, firm or firms, or person or persons, together with shares, rights, units or interest in, or in respect of, any trust estate, now or hereafter existing, and whether created by the laws of the State of North Carolina or any other state, territory or country; and to operate, manage and control such properties, or any of them either in the name of such other corporation or corporations or in the name of this corporation, and while the owners of any of said shares of capital stock to exercise all the rights, powers and privileges of ownership of every kind and description, including the right to vote thereon, with power to designate some person or persons for that purpose from time to time, and to the same extent as natural persons might or could do.

                  (c) To promote or to aid in any manner, financially or otherwise, any person, firm, corporation or association of which any shares of stock, bonds, notes, debentures or other securities or evidences of indebtedness are held directly or indirectly by this corporation, and for this purpose to guarantee the contracts, dividends, shares, bonds, debentures, notes and other obligations of such other persons, firms, corporations or associations; and to do any other act or things designed to protect, preserve, improve or enhance the value of such shares, bonds, notes, debentures, or other securities or evidences of indebtedness.

                  (d) To borrow and lend money, but nothing herein contained shall be construed as authorizing the corporation to engage in the banking, loan, building and loan, brokerage, factorage, insurance, indemnity, savings or trust business.

         10. The shareholders of the Corporation shall have no preemptive right to acquire additional or treasury shares of any class of the Corporation, whether now or hereafter authorized, or to acquire any obligations convertible into shares of the Corporation.

         11. The personal liability of each director of the Corporation is eliminated to the fullest extent permitted by the provisions of the Business Corporation Act of the State of North Carolina, as presently in effect or as the same may hereafter from time to time be in effect. No amendment, modification or repeal of this Article 11 shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.